Exhibit 3(a)

CONFORMED COPY OF

RESTATED

ARTICLES OF INCORPORATION, AS AMENDED

OF

UFP INDUSTRIES, INC

The following Restated Articles of Incorporation are executed by the undersigned Corporation pursuant to the provisions Act 284, Public Acts of 1972, as amended.

1.The present name of the Corporation is UFP Industries, Inc.

2.The Identification Number assigned by the Bureau is: 800032425.

3.All former names of the Corporation are: The Universal Companies, Inc. and Universal Forest Products, Inc.

4.The date of filing of the original Articles of Incorporation was February 9, 1955.

The following Restated Articles of Incorporation supersede the Articles of Incorporation, as amended, and shall be the Articles of Incorporation for the Corporation.

ARTICLE I

The name of the Corporation is UFP Industries, Inc.

ARTICLE II

The purpose, or purposes, for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act.

ARTICLE III

The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred forty-one million (241,000,000) shares, of which two hundred forty million (240,000,000) shares shall be of a single class of common stock and one million (1,000,000) shares shall be series preferred stock.1

The authorized shares of common stock are all of one class with equal voting power, and each such share shall be equal to every other such share.

1 This paragraph reflects an amendment effective April 26, 2024, which amendment was approved by the shareholders on April 24, 2024.

The shares of series preferred stock may be divided into one or more series. Except as hereinafter provided, the Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be stated and expressed in the resolution providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by a vote of the majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.

ARTICLE IV

1.The name of the resident agent is The Corporation Company.

2.The street address of the registered office is 40600 Ann Arbor Rd. E, Ste. 201, Plymouth, Michigan 48170-4675.

ARTICLE V

No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for a breach of fiduciary duty as a director. However, this Article V shall not eliminate or limit the liability of a director for any breach of duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, as amended from time to time, or for any breach of duty, act or omission that occurred prior to the date of filing of these Restated and Amended Articles of Incorporation. No amendment, alteration, modification, repeal or adoption of any provision in these Articles of Incorporation inconsistent with this Article V shall have any effect to increase the liability of any director of the Corporation with respect to any act or omission of such director occurring prior to such amendment, alteration, modification, repeal or adoption.

ARTICLE VI

Directors and executive officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation, a subsidiary or otherwise) in which a director or executive officer is a witness or which is brought against a director or executive officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Corporation or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or executive officer was serving at the request of the Corporation. Persons who are not directors or executive officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such director, executive officer or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall inure to the benefit of the heirs, executors and administrators of the directors, executive officers and other persons referred to in this Article. The right of indemnity provided pursuant to this Article shall not be exclusive and the Corporation may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, executive officer, employee or other person may provide indemnification rights which are broader than or otherwise different from those set forth in, or provided pursuant to, or in accordance with, this Article. Any amendment, alteration, modification, repeal or adoption of any provision in the Articles of Incorporation inconsistent with this Article VI shall not adversely affect any indemnification right or protection of a director or executive officer of the Corporation existing at the time of such amendment, alteration, modification, repeal or adoption.

ARTICLE VII

Section 1.  Authority of Board. The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all of the powers and authority of the Corporation (subject to delegation to committees of the Board of Directors as permitted by law and not inconsistent with these Articles of Incorporation) except for such matters as are reserved to shareholders of the Corporation by law or by these Articles of Incorporation.

Section 2.  Size of Board. The Board of Directors shall consist of seven (7) members, unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least two-thirds (2/3) of all directors then holding office.

Section 3.  Classification of Board. Subject to applicable law, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the annual meeting of shareholders to be held in 1994 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the second class shall expire at the annual meeting of shareholders to be held in 1995 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the third class shall expire at the annual meeting of shareholders to be held in 1996 and until their respective successors are duly elected and qualified or their resignation or removal. Subject to the foregoing, at each annual meeting of shareholders, commencing at the annual meeting to be held in 1994, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified or their resignation or removal.

Section 4.  Vacancies in Board. Vacancies occurring in the Board of Directors by reason of death, resignation or removal of a director may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board, and vacancies occurring by reason of an increase of the number of directors may be filled by majority vote of the Board of Directors then in office at any meeting duly called and noticed. Directors appointed by the Board of Directors to fill any vacancies shall hold office only until the next annual meeting of shareholders. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 5.  Nominations for Board. Nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of such shareholder's intent to do so has been given, either by personal delivery or by United States mail, postage prepaid, and received by the Corporation (a) with respect to an election to be held at an annual meeting of shareholders, not later than thirty (30) days in advance of the date of such meeting (or within seven days after the date the Corporation mails, or otherwise gives notice of the date of such meeting, if such notice is given less than forty (40) days prior to the meeting date), and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the tenth (10th) day following the date on which notice of the special meeting was first mailed to the shareholders by the Corporation.

Each shareholder's notice of intent to make a nomination shall set forth:

(a)the name(s) and address(es) of the shareholder who intends to make the nomination and of the person or persons to be nominated;

(b)a representation that the shareholder (i) is a holder of record of stock of the Corporation entitled to vote at such meeting, (ii) will continue to hold such stock through the date on which the meeting is held, and (iii) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(c)a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder;

(d)such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, as now in effect or hereafter modified, had the nominee been nominated by the Board of Directors; and

(e)the consent of each nominee to serve as a director of the Corporation if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person nominated by a shareholder whose nomination is not made in compliance with the foregoing procedure.

Section 6.  Removal from Board. Any director may be removed from office as a director for good cause only, and only by the affirmative vote of the holders of at least two-thirds (2/3) of the then issued and outstanding shares of the Corporation's stock entitled to vote thereon at a meeting duly called and convened for that purpose.

Section 7.  Amendment.  This Article may not be amended or repealed, in whole or in part, except by affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Company’s capital stock entitled to vote in the election of directors; provided, however, that such amendment or repeal may be made by majority vote of such shareholders at any meeting of shareholders duly called and convened where such amendment has been recommended for approval by two-thirds (2/3) of all directors then holding office.

ARTICLE VIII

Section 1.  Board Evaluation of Certain Offers. The Board of Directors of this Corporation shall not approve, adopt or recommend any offer of any person or entity, other than the Corporation, to make a tender or exchange offer for any capital stock of the Corporation, to merge or consolidate the Corporation with any other entity or to purchase or otherwise acquire all or substantially all of the assets or business of the Corporation unless and until the Board of Directors shall have first evaluated the offer and determined that the offer would be in compliance with all applicable laws and that the offer is in the best interests of the Corporation and its shareholders. In connection with its evaluation as to compliance with laws, the Board of Directors may seek and rely upon an opinion of legal counsel independent from the offeror and it may test such compliance with laws in any state or federal court or before any state or federal administrative agency which may have appropriate jurisdiction. In connection with its evaluation as to the best interests of the Corporation and its shareholders, the Board of Directors may consider all factors which it deems relevant, including without limitation: (i) the adequacy and fairness of the consideration to be received by the Corporation and/or its shareholders under the offer considering historical trading prices of the Corporation's stock, the price that might be achieved in a negotiated sale of the Corporation as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers and the future prospects for this Corporation and its business; (ii) the potential social and economic impact of the offer and its consummation on this Corporation, its employees and vendors; and (iii) the potential social and economic impact of the offer and its consummation on the communities in which the Corporation and any subsidiaries operate or are located.

Section 2.  Amendment, Repeal, etc. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VIII; provided, however, that this Section 2 of Article VIII shall be of no force or effect if the proposed amendment, repeal or other action has been recommended for approval by at least eighty percent (80%) of all directors then holding office.

ARTICLE IX

Section 1.  Special Requirements Regarding Certain Transactions with Interested Parties. Unless the conditions set forth in subparagraphs A. through D. of this Section 1 of Article IX are satisfied or the approval specified in subparagraph A. of Section 2 of this Article IX has been made, the affirmative vote of the holders of that fraction of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors, but in no event less than two-thirds (2/3), determined by using as the numerator a number equal to the sum of (i) the outstanding shares of such stock beneficially owned by all Interested Parties (as defined in Section 3 of this Article IX), plus (ii) two-thirds (2/3) of the remaining number of such outstanding shares, and using as the denominator a number equal to the total number of outstanding shares entitled to vote in the election of directors, shall be required for the adoption or authorization of a Combination or Reorganization (as hereinafter defined) with any Interested Party if, as of the record date for the determination of shareholders entitled to vote thereon, the Interested Party is (or has been at any time within the preceding twelve (12) months) the beneficial owner, directly or indirectly, of five percent (5%) or more of the issued and outstanding shares of the Corporation's capital stock entitled to vote in the election of directors. The vote requirement specified in the preceding sentence shall not be applicable if:

A.The cash and fair market value of any other consideration to be received per share by holders of the common stock of the Corporation (including shareholders who do not vote in favor of the transaction) in exchange or substitution for their shares in the Combination or Reorganization is at least equal in amount to: (a) the highest per share amount paid by the Interested Party in acquiring any of its holdings of the common stock of the Corporation; plus (b) the amount, if any, by which six percent (6%) per annum of that per share price exceeds the aggregate of per share amounts paid as cash dividends, in each case computed from the date the Interested Party became an Interested Party;

B.Subsequent to becoming an Interested Party: (a) the Interested Party shall have taken steps to ensure that the Corporation's Board of Directors included at all times representation by Continuing Directors (as hereinafter defined) proportionate to the shareholdings of the shareholders not affiliated with the Interested Party (with a Continuing Director to occupy any resulting fractional Board position); (b) the Interested Party shall not have acquired any newly issued securities of the Corporation, including securities convertible into common stock, from the Corporation, directly or indirectly, except with respect to pro rata stock dividends or stock splits; (c) the Interested Party shall not have acquired any additional shares of the outstanding common stock of the Corporation or securities convertible into common stock, except as a part of the transaction which resulted in the Interested Party becoming an Interested Party; and (d) the Interested Party shall not have received a benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, tax credits or other financial assistance provided by the Corporation;

C.Subsequent to the date the Interested Party became an Interested Party there shall have been no major change in the Corporation's business or equity capital structure without, in each case, approval by at least two-thirds (2/3) of the Continuing Directors, as well as a majority of all directors; and

D.A proxy statement conforming to the requirements of the Securities Exchange Act of 1934 shall have been mailed to the shareholders of the Corporation for the purpose of soliciting shareholder approval of the Combination or Reorganization containing at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Combination or Reorganization that the Continuing Directors, or any of them, may choose to state and, if deemed advisable by majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack thereof) of the terms of the Combination or Reorganization from the point of view of the remaining public shareholders of the Corporation, which investment banking firm shall be selected by a majority of the Continuing Directors and shall be paid a reasonable fee for its services by the Corporation upon receipt of the opinion.

Section 2.  Exceptions. The provisions of Section 1 of this Article IX shall not apply, and the otherwise applicable provisions of Michigan law shall apply to:

A.Any Combination or Reorganization as to which a memorandum of understanding with the Interested Party setting forth the principal terms of the transaction has been approved by two-thirds (2/3) of the Continuing Directors and a majority of all directors (provided the transaction is consummated in substantial conformity therewith); or

B.Any Combination or Reorganization with an Interested Party where this Corporation then holds more than 50% of the issued and outstanding shares of the capital stock in such Interested Party which are entitled to vote in the election of directors.

Section 3.  Definitions. As used in this Article, the following words and phrases shall have the following meanings:

A."Interested Party" means every person or entity which first becomes the beneficial owner of five percent (5%) or more of the Corporation's issued and outstanding shares of capital stock entitled to vote in the election of directors, after the date this Article becomes effective. In addition, an Interested Party includes (and an Interested Party shall be deemed to be the beneficial owner of all of the shares held directly or indirectly by) all "Affiliates" and "Associates" (as hereinafter defined) of such person or entity and any person or entity with which the Interested Party, or the Affiliates or Associates thereof, has any agreement, arrangement or understanding with respect to the acquisition, holding, disposition or voting of shares of the capital stock of this Corporation, together with the successors and assigns of such persons or entities in any transaction or series of transaction not involving a public offering the Corporation's shares within the meaning of the Securities Act of 1933.

B.Combination or Reorganization" means any merger involving this Corporation (or a subsidiary of this Corporation) and an Interested Party (irrespective of the identity of the surviving corporation), any consolidation involving this Corporation (or a subsidiary of this Corporation) and an Interested Party, any sale, exchange, lease, mortgage, transfer or other disposition by this Corporation (or a subsidiary of this Corporation) of all, or substantially all, of its assets or business, directly or indirectly, to an Interested Party, and any transaction whereby voting securities of this Corporation (or any subsidiary) are issued or transferred by this Corporation (or any subsidiary) in exchange or payment for the securities or assets of an Interested Party.

C."Continuing Director" means a director of the Corporation holding office as of the time this Article becomes effective, a director elected by shareholders subsequent to the time this Article becomes effective, but prior to the time an Interested Party acquired the status of Interested Party, and any director who succeeded a Continuing Director pursuant to an affirmative recommendation by a majority of Continuing Directors.

D."Affiliate" means with respect to any person or entity that such person or entity directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

E."Associate" means with respect to any person or entity: (1) any Corporation or organization of which such person or entity is an officer, director, or partner, or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities; (2) any trust or other estate in which such person or entity has a substantial beneficial interest or as to which such person or entity serves as trustee or any similar capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

Section 4.  Interpretations. A majority of the Continuing Directors shall have the authority to determine for purposes of this Article IX, on the basis of information known to them:

A.Whether any person or entity owns beneficially five percent (5%) or more of the issued and outstanding shares of the capital stock of this Corporation;

B.Whether a person or entity is an Affiliate or Associate of another; and

C.Whether a person or entity has an agreement, arrangement or understanding with another.

Any determination pursuant to this Section 4 of Article IX made in good faith by the Continuing Directors shall be conclusive and binding for the purposes specified in this Article IX.

Section 5.  Amendments. This Article IX may not be amended or repealed, in whole or in part, except by the affirmative vote of that fraction of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors, but in no event less than two-thirds (2/3), determined by using as the numerator a number equal to the sum of (i) the outstanding shares of such stock beneficially owned by all Interested Parties, plus (ii) two-thirds (2/3) of the remaining number of such outstanding shares, and using as the denominator a number equal to the total number of the outstanding shares of stock of the Corporation entitled to vote in the election of directors.

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